SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549
                              ________________

                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                              ________________

                              April 18, 1997
              Date of Report (Date of Earliest Event Reported)

                         NIAGARA  CORPORATION
             (Exact Name of Registrant as Specified in Charter)

           Delaware                    0-22206        59-3182820
   (State or Other Jurisdiction     (Commission     (I.R.S. Employer
        of Incorporation)           File Number)    Identification No.)

                             667 Madison Avenue
                             New York, New York
                  (Address of Principal Executive Offices)

                                   10021
                                 (Zip Code)

                              (212) 317-1000
            (Registrant's Telephone Number, Including Area Code)

                                Not Applicable
                 (Former Name or Former Address, if Changed
                             Since Last Report)


               ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

               On April 18, 1997, Niagara Corporation, a Delaware corporation (the "Registrant"), and Niagara Cold Drawn Corp., a Delaware corporation and wholly owned subsidiary of the Registrant ("Niagara"), entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") with Quanex Corporation, a Delaware corporation ("Quanex"), pursuant to which, and at a closing occurring simultaneously therewith (the "Closing"), Niagara purchased from Quanex all of the outstanding shares of capital stock (the "Shares") of LaSalle Steel Company, a Delaware corporation ("LaSalle"). Copies of the Stock Purchase Agreement and the press release announcing the purchase of the Shares are attached hereto as Exhibit 10.1 and Exhibit 99.1, respectively.

               Pursuant to the Stock Purchase Agreement and in consideration for the sale of the Shares (i) Niagara delivered to Quanex at the Closing $65,500,000 in cash and (ii) Quanex or Niagara, as the case may be, will pay the other an amount based on changes in LaSalle's stockholder's equity between October 31, 1996 and March 31, 1997. The Stock Purchase Agreement also provides that Quanex or Niagara, as the case may be, will pay the other an amount based on the cash activity in the intercompany account between Quanex and LaSalle from April 1 through April 18, 1997.

               The purchase of the Shares was financed in part pursuant to a revolving credit and term loan agreement (the "Credit Agreement") entered into on April 18, 1997, by and among Niagara, LaSalle, Manufacturers and Traders Trust Company, individually and as Agent ("M&T"), CIBC Inc. and National City Bank. The Credit Agreement provides for a $40,000,000 term loan and a $50,000,000 revolving credit facility. A copy of the Credit Agreement is attached hereto as Exhibit 4.1. The obligations of Niagara and LaSalle under the Credit Agreement are guaranteed by the Registrant and secured by substantially all of the assets of Niagara and LaSalle. In addition, all of the outstanding capital stock of Niagara and LaSalle was pledged to M&T, as Agent. In connection with the execution of the Credit Agreement, Niagara terminated its existing term loan and revolving credit agreements with M&T.

               Principal of the term loan under the Credit Agreement amortizes in monthly installments commencing on November 1, 1997 and ending on April 1, 2004. The principal repayment installments on the term loan escalate throughout the term of such loan. Interest on the term loan is payable in monthly installments either at a Eurodollar rate (for a period specified by Niagara from time to time) plus 285 basis points or M&T's prime rate plus 50 basis points. Revolving credit loans made pursuant to the Credit Agreement will be based on a percentage of eligible accounts and inventory and will mature on April 17, 2000. Interest on such loans is payable in monthly installments and will be either 250 basis points above a Eurodollar rate (for a period specified by Niagara from time to time) or M&T's prime rate plus 25 basis points.

               The purchase of the Shares was also financed pursuant to separate Note and Stock Purchase Agreements entered into on April 18, 1997, by and among the Registrant, Niagara, LaSalle and, respectively, The Prudential Insurance Company of America, The Equitable Life Assurance Society of the United States and United States Fidelity and Guaranty Company (collectively, the "Note and Stock Purchase Agreements"). The Note and Stock Purchase Agreements provide for the issuance and sale of (i) an aggregate of 285,715 shares of the Registrant's common stock, par value $.001 per share (the "Purchaser Shares") and (ii) 12.5% Senior Subordinated Notes of Niagara due April 18, 2005 in the aggregate principal amount of $20,000,000 (the "Notes"). A copy of the form of Note and Stock Purchase Agreement is attached hereto as Exhibit 4.2.

               The Note and Stock Purchase Agreements provide for the payment of interest on the outstanding principal amount of the Notes on each April 18 and October 18 until such principal has been paid in full. Niagara may at any time on or after August 13, 2000 prepay all or part of the amount owing under the Notes at amounts ranging from 100% to 112.5% of the outstanding principal amount. Niagara is obligated to prepay the Notes with the net proceeds from exercises of the Registrant's warrants at 107% of the outstanding principal amount.

               The Credit Agreement and the Note and Stock Purchase Agreements carry restrictions on, among other things, indebtedness, liens, capital expenditures, dividends, asset dispositions and changes in control of the Registrant and Niagara, and require minimum levels of net worth through maturity. Also included in these agreements are requirements regarding the ratio of consolidated current assets to consolidated current liabilities and the ratio of net income before interest, taxes, depreciation and amortization to cash interest expense. The Note and Stock Purchase Agreements also carry restrictions on the Registrant's ability to own certain property and assets.

               Proceeds of the loans under the Credit Agreement and from the sale of the Purchaser Shares and the Notes were used to consummate the acquisition of the Shares (including costs) and to repay and discharge Niagara's indebtedness to M&T under the prior term loan and revolving credit agreements, and will also be available for general corporate purposes.

               In connection with the execution of the Note and Stock Purchase Agreements, the Registrant, Niagara, Michael Scharf and each of the purchasers of the Purchaser Shares entered into a Stockholders Agreement dated as of April 18, 1997 (the "Stockholders Agreement"). A copy of the Stockholders Agreement is attached hereto as Exhibit 4.3. The Stockholders Agreement provides, among other things, for restrictions on the transfer of, and registration rights with respect to, the Purchaser Shares, as well as drag-along rights in connection with certain transactions effected by Mr. Scharf and tag-along rights in connection with certain transactions effected by Mr. Scharf or certain trusts of which Mr. Scharf is a trustee. The Stockholders Agreement also carries restrictions on certain changes in the capital structure of the Registrant.

               ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

               (a)  Financial Statements of Business Acquired.

          Financial Statements of LaSalle for the years ended October 31, 1996, 1995, and 1994 and for the three months periods ended January 31, 1997 and 1996 (unaudited) and Independent Auditors' Report.


----------------------------------------------------------------------------
        LaSalle Steel Company

        Financial Statements for the Years Ended October 31, 1996, 1995 and 1994 and for the Three-Month Periods Ended January 31, 1997 and 1996 (Unaudited) and Independent Auditors' Report



LASALLE STEEL COMPANY

TABLE OF CONTENTS

---------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                            7

FINANCIAL STATEMENTS:

   Balance Sheets, October 31, 1996, 1995 and 1994
     and January 31, 1997 (Unaudited)                                   8

   Statements of Income and Retained Earnings for the
     Years Ended October 31, 1996, 1995 and 1994 and the
     Three-Month Periods Ending January 31, 1997 and 1996
     (Unaudited)                                                        9

   Statements of Cash Flows for the Years Ended October 31,
      1996, 1995 and 1994 and the Three-Month Periods Ending
      January 31, 1997 and 1996 (Unaudited)                            10

   Notes to Financial Statements                                       11



INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quanex Corporation
Houston, Texas

We have audited the accompanying balance sheets of LaSalle Steel Company (a wholly owned subsidiary of Quanex Corporation), as of October 31, 1996, 1995 and 1994 and the related statements of income and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of LaSalle Steel Company as of October 31, 1996, 1995 and 1994, and the results of its operations and cash flows for each of the years then ended.

DELOITTE & TOUCHE LLP

Houston, Texas
February 28, 1997



LASALLE STEEL COMPANY

BALANCE SHEETS,

OCTOBER 31, 1996, 1995 AND 1994 AND JANUARY 31, 1997 (UNAUDITED)
(IN THOUSANDS)
------------------------------------------------------------------------------------------------------------------------------

                                                                    JANUARY 31,
ASSETS                                                                 1997              1996          1995           1994
                                                                    (Unaudited)

CURRENT ASSETS:
   Cash and cash equivalents                                               $10            $10             $8            $39
   Accounts receivable, net of allowance for doubtful
    accounts of $388, $422, $422 and $355, respectively                 19,074         13,351         16,500         15,859
   Inventories                                                          23,518         23,349         25,532         24,247
   Prepaid expenses                                                        157             13             13             97
   Deferred income taxes                                                                                                388
                                                                 --------------   ------------  -------------  -------------
                Total current assets                                    42,759         36,723         42,053         40,630
                                                                 --------------   ------------  -------------  -------------

PROPERTY, PLANT AND EQUIPMENT:
   Land and land improvements                                            1,901          1,901            702            702
   Buildings                                                             4,821          4,385          4,182          4,120
   Machinery and equipment                                              25,089         21,049         19,376         18,541
   Construction in progress                                                875          5,243          1,739            599
                                                                 --------------   ------------  -------------  -------------
                                                                        32,686         32,578         25,999         23,962
   Less accumulated depreciation                                      (16,810)       (16,367)       (14,916)       (13,649)
                                                                 --------------   ------------  -------------  -------------
                                                                        15,876         16,211         11,083         10,313
                                                                 --------------   ------------  -------------  -------------

RECEIVABLE FROM PARENT                                                                 22,986         19,022         11,161

DEFERRED INCOME TAXES                                                   10,139          9,710          9,653          9,545

OTHER ASSETS                                                             1,827          1,827          1,924          2,065
                                                                 --------------   ------------  -------------  -------------

TOTAL                                                                  $70,601        $87,457        $83,735        $73,714
                                                                 ==============   ============  =============  =============

LIABILITIES AND STOCKHOLDER'S EQUITY

CURRENT LIABILITIES:
Accounts payable                                                       $15,674        $19,266        $21,132        $18,247
Accrued expenses                                                         4,801          6,294          7,258          7,277
Income taxes payable to parent                                             529          1,120            362          1,311
Deferred income taxes                                                      152             21             75
                                                                 --------------   ------------  -------------  -------------
  Total current liabilities                                             21,156         26,701         28,827         26,835
                                                                 --------------   ------------  -------------  -------------

PAYABLE TO PARENT                                                       15,414

DEFERRED PENSION CREDIT                                                  5,456          5,466          6,363          5,234

DEFERRED POSTRETIREMENT WELFARE BENEFITS                                27,743         27,595         26,495         25,651

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDER'S EQUITY:
   Common stock, $1 par value; 100,000 shares authorized;
    1,000 shares issued and outstanding                                      1              1              1              1
   Retained earnings                                                     2,099         28,962         23,329         16,834
   Adjustment for minimum pension liability                             (1,268)        (1,268)        (1,280)          (841)
                                                                 --------------   ------------  -------------  -------------
        Total stockholder's equity                                         832         27,695         22,050         15,994

TOTAL                                                                  $70,601        $87,457        $83,735        $73,714
                                                                 ==============   ============  =============  =============

See notes to financial statements.



LASALLE STEEL COMPANY

STATEMENTS OF INCOME AND RETAINED EARNINGS
FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994 AND
THE THREE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1996 (UNAUDITED)
(In Thousands)
-------------------------------------------------------------------------------------------------------------------------------

                                                         THREE MONTHS ENDED                          YEAR ENDED
                                                             JANUARY 31,                              OCTOBER 31,

                                                   -----------------------------     ------------------------------------------
                                                           1997          1996           1996             1995            1994
                                                               (Unaudited)

NET SALES                                            $ 38,248        $ 37,625        $158,549        $170,675        $160,010

COST OF SALES                                          35,219          33,983         143,153         144,778         153,552

SELLING GENERAL AND ADMINISTRATIVE
   EXPENSES                                             1,363             970           5,037           5,662           6,614
                                                     --------        --------        --------        --------        --------

OPERATING INCOME                                        1,666           2,672          10,359          11,461           8,618
                                                     --------        --------        --------        --------        --------

ALLOCATED EXPENSES FROM PARENT -
   Interest and capital usage                             308             200           1,114             770           1,240
                                                     --------        --------        --------        --------        --------

INCOME BEFORE INCOME TAXES                              1,358           2,472           9,245          10,691           7,378

INCOME TAX EXPENSE                                        528             994           3,612           4,196           2,884
                                                     --------        --------        --------        --------        --------

NET INCOME                                           $    830        $  1,478        $  5,633        $  6,495        $  4,494
                                                     ========        ========        ========        ========        ========

BEGINNING RETAINED EARNINGS                          $ 28,962        $ 23,329        $ 23,329        $ 16,834        $ 12,340

DIVIDEND TO PARENT                                     27,693
                                                     --------        --------        --------        --------        --------

ENDING RETAINED EARNINGS                             $  2,099        $ 24,807        $ 28,962        $ 23,329        $ 16,834
                                                     ========        ========        ========        ========        ========

See notes to financial statements.







LASALLE STEEL COMPANY

STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994 AND
THE THREE-MONTH PERIODS ENDED JANUARY 31, 1997 AND 1996 (UNAUDITED)
(In Thousands)
-----------------------------------------------------------------------------------------------------------------------------

                                                                 THREE MONTHS ENDED                     Year Ended
                                                                    JANUARY 31,                         October 31,
                                                          ------------------------------    ---------------------------------
                                                                1997            1996        1996           1995          1994
                                                                    (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                                 $    830      $  1,478      $  5,633      $  6,495      $  4,494
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Depreciation                                                 443           420         1,451         1,267         1,214

      Deferred income taxes                                       (298)           (2)         (320)          318          (541)

      Deferred pension costs                                       (10)           65          (779)          550            23
      Deferred postretirement welfare benefits                     148           244         1,100           844         1,439

      Changes in assets and liabilities:
         Accounts receivable                                    (5,723)          286         3,149          (641)       (2,029)

         Inventories                                              (169)         (263)        2,183        (1,285)           79

         Prepaid expenses                                         (144)         (115)                         84           (77)

         Receivable from/payable to parent                      10,707         4,532        (3,964)       (7,861)       (7,593)

      Increase (decrease) in liabilities:
         Accounts payable                                       (3,592)       (4,980)       (1,866)        2,885         2,281
         Accrued expenses                                       (1,493)       (1,366)         (964)          (19)          930

         Income taxes payable                                     (591)          632           958          (631)          580
                                                              --------      --------      --------      --------      --------

  Net cash provided by operating activities                        108           931         6,581         2,006           800
                                                              --------      --------      --------      --------      --------

CASH FLOWS FROM INVESTING ACTIVITIES -
   Payments for purchase of property and equipment                (108)         (929)       (6,579)       (2,037)         (838)
                                                              --------      --------      --------      --------      --------
                                                                                                                      --------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                                2             2           (31)          (38)

CASH AND CASH EQUIVALENTS, BEGINNING
   OF PERIOD                                                        10             8             8            39            77
                                                              --------      --------      --------      --------      --------

CASH AND CASH EQUIVALENTS, END OF PERIOD                      $     10      $     10      $     10      $      8      $     39
                                                              ========      ========      ========      ========      ========

SUPPLEMENTAL NONCASH FINANCING ACTIVITY -
   Dividend to parent                                         $ 27,693

See notes to financial statements.



LASALLE STEEL COMPANY

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED OCTOBER 31, 1996, 1995 AND 1994 AND
THE THREE MONTH PERIODS ENDING JANUARY 31,1997 AND 1996

------------------------------------------------------------------------------


1.    DESCRIPTION OF BUSINESS AND SALE

      LaSalle Steel Company (the "Company"), a wholly owned subsidiary of Quanex Corporation ("Quanex"), produces cold finished and special purpose steel bar products. In its Hammond, Indiana and Griffith, Indiana facilities, the Company produces cold finished bars and chrome plated bars that satisfy exacting quality and metallurgical specifications, using high quality hot finished steel bars. The Company's products are sold directly to customers in the machinery, industrial equipment, tooling, automotive, construction, material handling and farm equipment markets and are used to produce items such as clutch shafts, gear box shafts, ball joints, sprockets and drive mechanisms. Over one-half of the Company's sales are to service centers that supply the same industries. During years ended October 31, 1996, 1995 and 1994, sales to one customer accounted for $35,533,000, $38,500,000 and $40,042,000, respectively, of total net sales.

      On January 23, 1997, Quanex entered into a letter of intent for the sale of the Company's stock to Niagara Corporation ("Niagara") for an estimated purchase price of $67 million plus an additional amount for Quanex's additional taxes to be paid in connection with the sale of LaSalle. The sale is expected to close on or before March 31, 1997.

2.    SIGNIFICANT ACCOUNTING POLICIES

      CASH AND CASH EQUIVALENTS - For purposes of the statement of cash flows, the Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Income taxes paid to Quanex during the years ended October 31, 1996, 1995 and 1994 totaled $3,173,000 $4,827,000 and $3,029,000, respectively.

      INVENTORIES - Inventories are valued at the lower of cost or market. Costs related to substantially all manufacturing inventories are determined by the last-in, first-out ("LIFO") method (See Note 3).

      PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is stated at cost and is depreciated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of certain categories are as follows:

                                                                  Years

             Land improvements                                    10-25
             Buildings                                            10-40
             Machinery and equipment                               3-18

      Depreciation charged to cost of sales was $1,451,000, $1,267,000 and $1,214,000 for the years ended October 31, 1996, 1995 and 1994, respectively.

      During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Long- Lived Assets to Be Disposed Of." The statement establishes accounting standards related to the impairment of long-lived assets, such as property, plant, equipment, and intangibles. The Company will adopt SFAS No. 121 in fiscal 1997 and does not expect a significant impact on its financial position or results of operations.

      INCOME TAXES - The Company is included in the consolidated income tax return of Quanex. For financial reporting purposes, current and deferred income tax expense has been computed for the Company as if it were a separate taxpayer in accordance with SFAS No. 109, "Accounting for Income Taxes." This statement requires the use of the asset and liability approach for financial accounting and reporting for income taxes (See Note 4).

      USE OF ESTIMATES - The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      FAIR VALUE OF FINANCIAL INSTRUMENTS - The carrying amounts reflected in the balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate the respective fair values due to the short maturities of those instruments.

      ENVIRONMENTAL EXPENDITURES - Expenditures that relate to current operations are expensed or capitalized, as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to future revenues, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. Such estimates are revised as additional information becomes known.

      INTERIM FINANCIAL STATEMENTS - The Company's interim financial statements are unaudited, but include all adjustments which the Company deems necessary for a fair presentation of its financial position and results of operations. All such adjustments are of a normal recurring nature. Results of operations for interim periods are not necessarily indicative of results to be expected for the full year. All significant accounting policies for these financial statements conform to those set forth above for the audited financial statements for the years ended October 31, 1996, 1995 and 1994.

3.    INVENTORIES

      Inventories consist of the following:

                                                              JANUARY 31,                              OCTOBER 31,
                                                          ----------------      -------------------------------------------------

                                                                 1997                1996               1995              1994
                                                              (UNAUDITED)                         (IN THOUSANDS)

      Inventories valued at lower of cost (principally
       LIFO method) or market:

       Raw materials                                               $8,435             $9,228            $12,407           $10,023
       Work in process and finished goods                          14,831             13,858             12,683            13,701
       Other                                                          252                263                442               523
                                                             ------------          ---------          ---------      ------------

    Total                                                         $23,518            $23,349            $25,532           $24,247
                                                                  =======            =======            =======           =======

      Replacement cost exceeded the LIFO value of inventory by approximately $1,140,000 at October 31, 1995 and by $0 for all other periods presented.

4.    INCOME TAXES

      Income tax expense (benefit) consists of the following:

                                             OCTOBER 31,

                          --------------------------------------------------
                                1996            1995             1994
                                           (In Thousands)

        Current               $    3,932      $    3,878       $    3,425
        Deferred                    (320)            318             (541)
                            -------------     -----------      -----------

        Total                 $    3,612      $    4,196       $    2,884
                            =============     ===========      ===========


      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset are as follows:

                                                                                               OCTOBER 31,

                                                                         ---------------------------------------------------
                                                                                1996              1995              1994
                                                                                             (In Thousands)

Deferred tax assets:

   Postretirement benefit obligations                                      $    10,761       $    10,333       $    10,004

   Other employment benefit obligations                                          1,418             1,908             1,980

   Other                                                                           362               396               329
                                                                           -----------       -----------       -----------

                                                                                12,541            12,637            12,313
                                                                           -----------       -----------       -----------
Deferred tax liabilities:
   Property, plant and equipment                                                 1,767             1,703             1,644
   Inventory                                                                     1,085             1,356               736
                                                                           -----------       -----------       -----------

                                                                                 2,852             3,059             2,380
                                                                           -----------       -----------       -----------

Net deferred tax asset                                                     $     9,689        $    9,578      $      9,933
                                                                           ===========        ==========      ============



      Income tax expense differs from the amount computed by applying the statutory federal income tax rate to earnings before income taxes for the following reasons:




                                                                                         OCTOBER 31,

                                                                      --------------------------------------------------
                                                                             1996            1995            1994
                                                                                        (In Thousands)

Income tax expense at statutory federal tax rate                             $    3,236      $    3,742      $    2,582
State income taxes, net of federal effect                                           362             421             289

Other                                                                                14              33              13
                                                                             ----------      ----------      ----------

Total                                                                        $    3,612       $    4,196      $    2,884
                                                                             ==========       ==========      ==========

5.    PENSION PLANS AND RETIREMENT BENEFITS

      The Company sponsors a noncontributory defined benefit pension plan, which covers substantially all hourly employees of the Company. The plan pays benefits to employees at retirement using formulas based upon years of service and job classification. Substantially all of the Company's salaried employees are covered under a pension plan sponsored by Quanex.
      This plan pays benefits to employees at retirement using formulas based on years of service and compensation. The Company's funding policy is generally to make the minimum annual contributions required by applicable regulations.

      The plans' funded status was as follows:

                                                           Assets Exceed Accumulated              Accumulated Benefit Obligation
                                                              Benefit Obligation                          Exceeds Assets

                                                    ---------------------------------------   -----------------------------------
                                                                                        October 31,

                                                    -----------------------------------------------------------------------------
                                                        1996         1995         1994        1996          1995         1994
                                                                                       (In Thousands)

Assets available for benefits                        $  6,709     $  5,913     $  5,192     $  7,135     $  5,012     $  4,016
                                                     --------     --------     --------     --------     --------     --------

Projected benefit obligation

   Vested                                              (6,537)      (5,299)      (4,067)      (8,800)      (7,212)      (6,336)

   Nonvested                                              (16)         (40)         (37)      (1,605)      (2,132)      (1,263)
                                                     --------     --------     --------     --------     --------     --------
   Accumulated benefit obligation                      (6,553)      (5,339)      (4,104)     (10,405)      (9,344)      (7,599)

   Effect of future salary increases                   (2,535)      (2,270)      (2,227)        (167)         (85)        (173)
                                                     --------     --------     --------     --------     --------     --------

   Total projected benefit obligation                  (9,088)      (7,609)      (6,331)     (10,572)      (9,429)      (7,772)
                                                     --------     --------     --------     --------     --------     --------

Assets less than projected benefit obligation        $ (2,379)    $ (1,696)    $ (1,139)    $ (3,437)    $ (4,417)    $ (3,756)
                                                     ========     ========     ========     ========     ========     ========

Consisting of:

   Amounts to be offset against future pension costs:
     Assets in excess of obligation at adoption    $      192     $   218      $   234      $     68     $     92     $     116

     Obligation (increase) decrease due to plan
      amendments                                           65          77           87        (1,827)      (1,924)       (2,065)

     Actuarial gains (losses)                            (442)         40          582        (2,312)      (2,275)       (1,668)

     Minimum liability adjustment
                                                                                               3,906        4,022         3,444
   Amounts recognized in balance sheets:

     Deferred pension credit                           (2,194)     (2,031)      (1,938)       (3,272)      (4,332)       (3,296)
     Accrued contribution to pension funds                                        (104)                                    (287)
                                                     ---------    ---------    --------     ---------    ---------     ---------

Total                                                 $(2,379)    $(1,696)     $(1,139)      $(3,437)     $(4,417)      $(3,756)
                                                     ========     ========     ========     ========     ========      ========


      In accordance with the provisions of SFAS No. 87, the Company recorded additional minimum pension liabilities as of October 31, 1996, 1995 and 1994, representing the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. The Company recorded additional pension liabilities of $3,906,000, $4,022,000 and $3,444,000, intangible assets of $1,827,000, $1,924,000 and $2,065,000; and stockholder's equity reductions, net of income taxes, of $1,268,000, $1,280,000 and $841,000 at October 31, 1996, 1995
      and 1994, respectively.

      The projected unit credit method was used to determine the actuarial present value of the accumulated benefit obligation and the projected benefit obligation. For 1996, 1995 and 1994, the discount rates were 7.5%, 7.5% and 8.0%, respectively. The expected long-term rate of return on assets was 10% each year for the three-year period ended October 31, 1996. The assumed rate of increase in future compensation levels was 4.5% in 1996 and 1995, and 5% in 1994. The plans invest primarily in marketable equity and debt securities. Net pension costs for the above-defined benefit plans were as follows:

                                                 YEARS ENDED OCTOBER 31,

                                     -----------------------------------------
                                       1996             1995             1994
                                                  (IN THOUSANDS)

Benefits earned during the year      $     889     $     819        $     808
Interest cost on projected benefit
 obligation                              1,337         1,172              906
Return on plan assets                   (1,411)       (1,242)              36
Net amortization and deferral              511           488             (837)
                                       _______       _______         ________
Total                                $   1,326     $   1,237        $     913


      Quanex has various defined contribution plans in effect which cover certain eligible employees of the Company. The Company makes contributions to the plan subject to certain limitations outlined in the plans. Contributions to and amounts charged to compensation expense for these plans were approximately $248,000, $244,000 and $148,000 during fiscal 1996, 1995 and 1994, respectively.

6.    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

      The Company provides certain health care and life insurance benefits for eligible retired employees. Employees may become eligible for those benefits if they reach normal retirement age while working for the Company. The Company continues to fund benefit costs on a pay-as-you-go basis; and, for fiscal year 1996, the Company made benefit payments totaling $1,109,000, compared to $1,268,000 and $875,000 in fiscal 1995 and 1994, respectively.

      The following table sets forth the funded status of the Company's projected postretirement benefits other than pensions, reconciled with amounts recognized in the Company's consolidated balance sheets at:

                                                                    October 31,
                                                -------------------------------------------------
                                                       1996               1995              1994
                                                                     (In Thousands)
Accumulated postretirement benefit obligation:

   Retirees                                        $    (13,876)      $    (16,097)      $    (15,082)
   Fully eligible active plan participants               (2,958)            (2,923)            (2,704)
   Other active plan participants                        (5,450)            (7,060)            (6,486)
                                                    ------------      -------------      -------------
                                                       (22,284)            (26,080)           (24,272)
                                                    ------------      -------------      -------------

Plan assets at fair value
Accumulated postretirement benefit obligation

   in excess of plan assets                             (22,284)           (26,080)           (24,272)
Unrecognized prior service cost (credit)                 (1,948)            (2,153)            (2,358)
Unrecognized net (gain) loss from past
   experience different from that assumed
   and from changes in assumption                        (3,363)             1,738                979
                                                    ------------      -------------      -------------
Accrued postretirement benefit cost                $    (27,595)      $    (26,495)      $    (25,651)
                                                    ============      =============      =============


                                                                        OCTOBER 31,
                                                   ----------------------------------------------------------
                                                        1996              1995                1994
                                                                      (IN THOUSANDS)

Net periodic postretirement benefit cost:
 Service cost - benefits attributed to service
    during the period                               $       397        $       384        $       497
 Interest cost on accumulated postretirement
     benefit obligation                                   1,936              1,925              1,857
   Net amortization and deferral                           (124)              (197)               (40)
                                                    ------------       ------------       ------------
Net periodic postretirement benefit cost            $     2,209        $     2,112        $     2,314
                                                    ============       ============       ============



      The assumed health care cost trend rate was 9.3% in 1996, decreasing uniformly to 5.5% in the year 2003 and remaining level thereafter. The assumed discount rate used to measure the accumulated postretirement benefit obligation was 7.5%, 7.5% and 8.0% at October 31, 1996, 1995 and 1994, respectively.

      The health care cost trend rate assumption has a significant effect on the amount of the obligation and periodic cost recorded. For example, if the health care cost trend rate assumptions were increased by 1%, the accumulated postretirement benefit obligation as of October 31, 1996 would be increased by 11.3%. The effect of this change on the sum of the service cost and interest cost for the year ended October 31, 1996 would be an increase of 12.1%.

7.    RELATED PARTY TRANSACTIONS

      The Company transfers all cash receipts, which are primarily collections on customer accounts, to Quanex. Quanex transfers cash to the Company to fund all payables, payroll, and other cash outflows of the Company. At October 31, 1996, 1995 and 1994, the Company had recorded net receivables from its parent of $22,986,000, $19,022,000 and $11,161,000, respectively. In January 1997, the Company declared a dividend to its parent in the amount of $27,693,000, which when taken in conjunction with normal cash transfers from Parent for operations, gave rise to a $15,414,000 payable to Parent at January 31, 1997.

      Quanex allocates corporate charges for interest and capital usage to the Company monthly based on 1.08% (13% on an annualized basis) of the prior two months average equity balance. Amounts allocated in the years ended October 31, 1996, 1995 and 1994 were $1,114,000 $770,000 and $1,240,000, respectively.

      The Company purchases certain raw materials from other divisions/subsidiaries of Quanex. During the years ending October 31, 1996, 1995 and 1994, purchases from other Quanex divisions/subsidiaries totaled $2,290,000, $2,134,000 and $2,956,000, respectively. Amounts payable to other Quanex divisions/subsidiaries at October 31, 1996, 1995 and 1994 were $120,000, $183,000, and 131,000, respectively.

8.    COMMITMENTS AND CONTINGENCIES

      The Company is subject to extensive federal, state and local environmental laws and regulations. These laws, which are constantly changing, govern the discharge of materials in the environment and may require the Company to make environmental expenditures on an on-going basis. Environmental expenditures are expensed or capitalized depending on their future economic benefit. Under applicable state and federal laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), also known as "Superfund," the Company may be responsible for all or part of the costs required to remove or remediate previously disposed of wastes or hazardous substances at the locations the Company owns or operates or at which it arranged for disposal of such materials. The Company's most significant involvement at Superfund sites is described below.

      During fiscal 1987, the Company paid approximately $200,000, of which approximately $130,000 has subsequently been refunded by other potentially responsible parties, in connection with a removal action at the Conservation Chemical Co. of Illinois site in the State of Indiana in accordance with an order of the Environmental Protection Agency (the "EPA") pursuant to Section 106 of CERCLA. This matter relates to hazardous substances sold to owners of the waste site by a company whose assets were purchased by Quanex and transferred to the Company. The Company was named in this matter by the EPA as a potentially responsible party. The Company and other parties named by the EPA as potentially responsible parties took various actions to comply with the EPA's order. The Company believes that the response actions contemplated by the EPA removal order have been substantially completed. In 1989, the Company withdrew from the group of potentially responsible parties because its only connection to the site was the purchase of assets, without contractually assuming liabilities, from a company that allegedly sent waste to the site. Since that time, the Company has had no involvement with the site. The need for, or extent of, any further cleanup therefore is unknown by the Company. Even if the Company is unsuccessful in asserting its defenses, it was one of numerous parties contributing cleanup funds and it has no reason to believe that those other parties generally would not be able to pay costs apportioned to them. For all of these reasons, the Company does not believe that its liability, if any, with respect to this facility, will have a material adverse effect on its business or financial position.

      The EPA has placed on the Superfund National Priorities List the Lenz Oil site in the State of Illinois to which a company, whose assets were purchased by Quanex and transferred to the Company, had previously sent used petroleum products. The State of Illinois previously had sent a letter to the Company allegedly stating that those materials had been disposed of improperly at that site. The Company, in conjunction with a group of parties who received similar letters, entered into a consent decree pursuant to which action was taken to address the matters referred to in the letter from the State of Illinois. The Company paid approximately $8,000 out of a $2.5 million group settlement. The Company is currently participating in a group that is assessing site conditions and further remediation options. Further liability could be asserted against the Company as a result of the EPA's actions. The company that sold its assets to Quanex is one of many companies that had sent materials to this facility. It is Quanex's understanding that such company contributed approximately 0.041% of the total volume of materials handled at this facility. The Company has no reason to believe that the other companies involved will not be financially able to contribute to any possible future cleanup efforts at this site, or that the basis for allocation of liability will substantially change. As a result of the foregoing, the Company does not believe that its liability, if any, with respect to this facility, will have a material adverse effect on its business or financial position.

      The EPA also has placed on the National Priorities List the Douglasville, or Berks Associates, Disposal Site in the Commonwealth of Pennsylvania to which the Company may have sent used petroleum products. The EPA currently is administering a multistage cleanup at the site. Liability has been asserted against the Company by a group of potentially responsible parties for contribution toward cleanup costs incurred at the facility. It is the Company's understanding that many companies sent wastes to this site and that the Company is alleged to have contributed a tiny portion of the total materials. The group of defendants and third-party defendants include a number of large companies and several agencies of the federal government that the Company has no reason to believe will not be financially able to contribute their expected share. These parties have expressed a willingness to participate in settlement efforts. Pursuant to settlement negotiations, the Company currently is classified as a de minimis contributor with a 0.01% share of past costs and a 0.00071% share of future costs. The Company anticipates that its pro-rata share of the federal government's costs will not exceed $10,000. Based on the foregoing, the Company does not believe that its liability, if any, with respect to this site, will have a material adverse effect on its business or financial position.

                                    ******


               (b)  Pro Forma Financial Information.

          The required pro forma financial information is not yet available and will be filed as an amendment to this Form 8-K not later than July 2, 1997.

               (c)  Exhibits.

     4.1 Revolving Credit and Term Loan Agreement, dated as of April 18, 1997, by and among Niagara Cold Drawn Corp., LaSalle Steel Company, Manufacturers and Traders Trust Company (individually and as Agent), CIBC Inc. and National City Bank.

     4.2 Form of Note and Stock Purchase Agreement, dated as of April 18, 1997, by and among Niagara Corporation, Niagara Cold Drawn Corp., LaSalle Steel Company and each of The Prudential Insurance Company of America, The Equitable Life Assurance Society of the United States and United States Fidelity and Guaranty Company.

     4.3 Stockholders Agreement, dated as of April 18, 1997, among Niagara Corporation, Niagara Cold Drawn Corp., Michael J. Scharf, The Prudential Insurance Company of America, the Equitable Life Assurance Society of the United States and the United States Fidelity and Guaranty Company.

     10.1 Stock Purchase Agreement, dated April 18, 1997, by and among Niagara Corporation, Niagara Cold Drawn Corp. and Quanex Corporation.

     99.1      Press Release dated April 18, 1997.


                                 SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        NIAGARA CORPORATION

                                        By:/s/Michael Scharf
                                           Name:  Michael Scharf
                                           Title: President
     Date: May 2, 1997


                               EXHIBIT INDEX

          Exhibit No.         Description                   Page No.

           4.1      Revolving Credit and Term Loan
                    Agreement, dated as of April 18, 1997,
                    by and among Niagara Cold Drawn Corp.,
                    LaSalle Steel Company, Manufacturers and
                    Traders Trust Company (individually and
                    as Agent), CIBC Inc. and National City
                    Bank.

           4.2      Form of Note and Stock Purchase
                    Agreement, dated as of April 18, 1997,
                    by and among Niagara Corporation,
                    Niagara Cold Drawn Corp., LaSalle Steel
                    Company and each of The Prudential
                    Insurance Company of America, The
                    Equitable  Life Assurance Society of the
                    United States and United States Fidelity and Guaranty Company.

           4.3      Stockholders Agreement, dated as of
                    April 18, 1997, among Niagara
                    Corporation, Niagara Cold Drawn Corp.,
                    Michael J. Scharf, The Prudential
                    Insurance Company of America, The
                    Equitable Life Assurance Society of the
                    United States and United States Fidelity and Guaranty Company.

          10.1      Stock Purchase Agreement, dated April
                    18, 1997, by and among Niagara
                    Corporation, Niagara Cold Drawn Corp.
                    and Quanex Corporation

          99.1      Press Release dated April 18,  1997.